Exhibit 99.1



February 2, 2004

Contact: Bruce Broquet, (907) 868-6660, bbroquet@gci.com


FOR IMMEDIATE RELEASE

GCI ANNOUNCES ITS WHOLLY OWNED SUBSIDIARY, GCI, INC. COMMENCING TENDER OFFER AND CONSENT SOLICITION FOR EXISTING 9.75 PERCENT SENIOR NOTES DUE 2007

ANCHORAGE, AK -- General Communication, Inc. (NASDAQ-NMS:GNCMA)(Nasdaq:GNCMA) announced today that its wholly owned subsidiary, GCI, Inc., is commencing a cash tender offer and consent solicitation (the "Offer") for any and all of its $180,000,000 outstanding principal amount of 9.75 percent Senior Notes due 2007, CUSIP Number 36155WAA4 (collectively, the "Notes").

            The offer is scheduled to expire at 5:00 P.M., New York City time, on March 2, 2004, unless extended or earlier terminated (the "Expiration Date"). The consent solicitation will expire at 5:00 P.M., New York City time, on February 13, 2004 (the "Consent Date"), unless extended or earlier terminated. Holders tendering their Notes under the indenture will be required to consent to certain proposed amendments (the "Proposed Amendments") to the indenture governing their Notes, which will eliminate substantially all of the restrictive covenants and make other revisions to the indenture. Adoption of the Proposed Amendments requires the consent of holders of at least a majority of the aggregate principal amount of the outstanding Notes under the indenture. Holders may not tender their Notes without delivering consents and may not deliver consents without tendering their Notes.

            Holders who validly tender their Notes on or prior to the Consent Date will receive the total consideration of $1,035.00, consisting of (i) the tender price of $1,025.00 and (ii) the consent payment of $10.00, per $1,000 principal amount of Notes (if such notes are accepted for purchase). Holders who validly tender their Notes after the Consent Date but on or prior to the Expiration Date will receive the tender price of $1,025.00 per $1,000 principal amount of Notes (if such notes are accepted for purchase). In either case, Holders who validly tender their Notes also will be paid accrued and unpaid interest up to, but not including, the applicable date of payment for their Notes (if such notes are accepted for purchase).

            The Offer is subject to the satisfaction of certain conditions, including receipt by GCI, Inc. of tenders of Notes representing a majority of the aggregate principal amount of the Notes outstanding under the indenture governing the Notes, consummation of the required financing, consent from the lenders under the credit facility of GCI Holdings, Inc. (NASDAQ-NMS:GNCMA), a wholly owned subsidiary of GCI, Inc., as well as other customary conditions. The terms of the Offer are described in GCI, Inc.'s Offer to Purchase and Consent Solicitation Statement dated February 2, 2004, copies of which may be obtained from MacKenzie Partners, Inc.

            GCI, Inc. has engaged Deutsche Bank Securities Inc. (NYSE:DB) to act as dealer manager and solicitation agent in connection with the Offer. Questions
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regarding the Offer may be directed to Deutsche Bank Securities Inc. (NYSE:DB),
High Yield Capital Markets, at 212-250-7772 (collect). Requests for documentation may be directed to MacKenzie Partners, Inc., the information agent for the Offer, at 800-322-2885 (US toll-free) and 212-929-5500 (collect).

            This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any securities. The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated February 2, 2004.

            GCI is the largest Alaska-based and operated integrated communications provider. The company provides local, wireless, and long distance telephone, cable television, Internet and data communication services. More information about the company can be found at www.gci.com.

            The foregoing contains forward-looking statements regarding the company's expected results that are based on management's expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward-looking statements due to uncertainties and other factors, many of which are outside GCI's control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI's cautionary statement sections of Forms 10-K and 10-Q filed with the Securities and Exchange Commission.

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